Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Adverum Biotechnologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Other(2)	4,470,269(3)	$6.89(2)	$30,800,154	0.0001476	$4,546.11

Equity	Common Stock	Other(4)	198,076(5)	$7.32(4)	$1,449,917	0.0001476	$214.01

Total Offering Amounts				–	$32,250,071	–	$4,760.12

Total Fees Previously Paid				–	–	–	–

Total Fee Offsets				–	–	–	–

Net Fee Due				–	–	–	$4,760.12

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $6.89 per share, the average of the high and low prices of Common Stock on June 26, 2024 as reported on The Nasdaq Capital Market.

(3)

Represents (i) up to 1,962,524 new shares of Common Stock reserved for issuance under the Adverum Biotechnologies, Inc. 2024 Equity Incentive Award Plan (the “2024 Plan”); (ii) 90,866 shares of Common Stock that remained available for future grants under the Adverum Biotechnologies, Inc. 2014 Equity Incentive Award Plan, as amended and restated (the “2014 Plan”) immediately prior to the June 17, 2024 effective date of the 2024 Plan (the “Effective Date”), which shares were rolled over into the 2024 Plan under the terms thereof; and (iii) up to 2,416,879 shares of Common Stock subject to outstanding equity awards under the 2014 Plan that, on or after the Effective Date, may terminate, expire or lapse for any reason without the delivery of shares of Common Stock to the holder thereof and may potentially be returned to the 2014 Plan due to forfeiture of such prior awards and, as a result, may become available for issuance under the 2024 Plan under the terms thereof.

(4)

Calculated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for such shares.

(5)	Represents shares of common stock that may be issued upon the exercise of outstanding options granted under the 2024 Plan.